    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 10, 1997

                                                      REGISTRATION NO. 33-
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                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                               ---------------

                            REGISTRATION STATEMENT
                                      ON
                                   FORM S-3
                       UNDER THE SECURITIES ACT OF 1933
                               ---------------


                                EMC CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

     MASSACHUSETTS                   3577                    04-2680009
    (STATE OR OTHER       (PRIMARY STANDARD INDUSTRIAL      (IRS EMPLOYER
    JURISDICTION OF        CLASSIFICATION CODE NUMBER)     IDENTIFICATION NO.)
    INCORPORATION OR
     ORGANIZATION)

                               171 SOUTH STREET
                        HOPKINTON, MASSACHUSETTS 01748
    (ADDRESS, INCLUDING ZIP CODE, TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ---------------


                             PAUL T. DACIER, ESQ.
                      VICE PRESIDENT AND GENERAL COUNSEL
                               EMC CORPORATION
                               171 SOUTH STREET
                             HOPKINTON, MA 01748
                                (508) 435-1000

 (NAME, ADDRESS, INCLUDING ZIP CODE, TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                              AGENT FOR SERVICE)

                               ---------------
                                  COPIES TO:

                            DAVID B. WALEK, ESQ.
                                ROPES & GRAY
                          ONE INTERNATIONAL PLACE
                        BOSTON, MASSACHUSETTS 02110
                               (617) 951-7388

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time after the Registration Statement becomes effective.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]


  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
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
                                       PROPOSED
                                       MAXIMUM     PROPOSED
                            AMOUNT     OFFERING     MAXIMUM
 TITLE OF EACH CLASS TO      TO BE      PRICE      AGGREGATE       AMOUNT OF
     BE REGISTERED        REGISTERED   PER UNIT OFFERING PRICE  REGISTRATION FEE
--------------------------------------------------------------------------------
3 1/4% Convertible
 Subordinated Notes
 Due 2002..............  $517,500,000  100%(1)  $517,500,000(1)     $156,819
--------------------------------------------------------------------------------
Common Stock, $.01 par
 value per share.......  11,421,319(2)   --           --            None(3)

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(1) Estimated solely for purposes of calculating the registration fee.
(2) Plus such additional indeterminate number of shares as may become issuable upon conversion of the Notes being registered hereunder as a result of adjustments to the conversion price.
(3) Pursuant to Rule 457(i) there is no filing fee with respect to the shares of common stock issuable upon conversion of the Notes because no additional consideration will be received in connection with the exercise of the conversion privilege.
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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  SUBJECT TO COMPLETION, DATED APRIL 10, 1997

PROSPECTUS

                                  $517,500,000

                                EMC CORPORATION

                 3 1/4% CONVERTIBLE SUBORDINATED NOTES DUE 2002
                   INTEREST PAYABLE MARCH 15 AND SEPTEMBER 15

                       11,421,319 SHARES OF COMMON STOCK

                                  -----------

  This Prospectus relates to $517,500,000 aggregate principal amount of 3 1/4% Convertible Subordinated Notes due 2002 (the "Notes") of EMC Corporation, a Massachusetts corporation (together with its subsidiaries, "EMC" or the "Company"), and 11,421,319 shares of common stock, par value $.01 per share of the Company (the "Common Stock"), which are initially issuable upon conversion of the Notes plus such additional indeterminate number of shares of Common Stock as may become issuable upon conversion of the Notes as a result of adjustments to the conversion price (the "Shares"). The Notes and the Shares that are being registered hereby are to be offered for the account of the holders thereof (the "Selling Securityholders"). The Notes were issued and sold in March 1997 in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), to persons reasonably believed by Smith Barney Inc., Alex. Brown & Sons Incorporated and Morgan Stanley & Co. Incorporated (the "Initial Purchasers") to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) or institutional "accredited investors" (as defined in Rule 510(a)(1), (2), (3) or
(7) under the Securities Act or outside the United States to certain persons in offshore transactions in reliance on Regulation S under the Securities Act. See "Plan of Distribution."

  The Notes are convertible into Common Stock at any time after May 10, 1997 and at or before maturity, unless previously redeemed, at a conversion price of $45.31 per share, subject to adjustment in certain events. The Common Stock is traded on the New York Stock Exchange under the symbol EMC. On April 9, 1997, the last reported sale price of the Common Stock on the New York Stock Exchange Composite Tape was $39.50 per share.

  The Notes do not provide for a sinking fund. The Notes are redeemable, at the option of the Company, in whole or in part, at any time on or after March 15, 2000 at the redemption prices set forth in this Prospectus, together with accrued interest. The Notes are redeemable at the option of the holder upon a Change of Control (as defined herein) at 100% of the principal amount thereof, plus accrued interest. See "Description of Notes."

  The Notes are unsecured obligations of the Company and are subordinated to all present and future Senior Indebtedness (as defined herein) of the Company and will be effectively subordinated to all indebtedness and other liabilities of subsidiaries of the Company. The Indenture will not restrict the incurrence of any other indebtedness or liabilities by the Company or its subsidiaries. See "Description of Notes--Subordination."

  For a description of certain tax consequences to holders of the Notes see "Certain United States Federal Tax Consequences."

  The Notes and the Shares are being registered to permit public secondary trading of the Notes and, upon conversion, the underlying Common Stock, by the holders thereof from time to time after the date of this Prospectus. The Company has agreed, among other things, to bear all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the Notes and the underlying Common Stock covered by this Prospectus.

  Upon their original issuance, the Notes became eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") Market. However, the Notes sold pursuant to this Prospectus will no longer be eligible for trading on the PORTAL Market. No assurance can be given that an active market for the Notes will develop or as to the liquidity or sustainability of any such market. See "Risk Factors--Absence of Existing Active Public Market."

  The Company will not receive any of the proceeds from the sale of the Notes or the Shares by the Selling Securityholders. The Notes and the Shares may be offered in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. In addition, the Shares may be offered from time to time through ordinary brokerage transactions on the New York Stock Exchange. See "Plan of Distribution." The Selling Securityholders may be deemed to be "Underwriters" as defined in the Securities Act of 1933, as amended (the "Securities Act"). If any broker-dealers are used by the Selling Securityholders, any commissions paid to broker-dealers and, if broker-dealers purchase any Notes or Shares as principals, any profits received by such broker-dealers on the resale of the Notes or Shares, may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any profits realized by the Selling Securityholders may be deemed to be underwriting commissions.

                                  -----------

     SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE
                      CONSIDERED BY PROSPECTIVE INVESTORS.

                                  -----------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES AND  EXCHANGE COMMISSION  OR  ANY STATE  SECURITIES COMMISSION
    PASSED  UPON  THE   ACCURACY  OR  ADEQUACY  OF   THIS  PROSPECTUS.  ANY
     REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

                   THE DATE OF THIS PROSPECTUS IS      , 1997

  Some of the information set forth or incorporated by reference in this Prospectus constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All such forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not materially differ from expectations. Factors which could cause actual results to differ from expectations include, among others, a shortage of key components or products which meet EMC's delivery or quality requirements, the Company's "hockey stick" pattern of quarterly sales, competitive pricing pressures in the computer storage market, reliance on indirect channels of distribution, competition in the computer data storage industry, the Company's ability to successfully integrate acquisitions and the Company's ability to manage growth. Specific reference is made to the risks and uncertainties described under "Risk Factors."

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements, information statements and other information with the Commission. Such reports, proxy and information statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Seven World Trade Center, Suite 1300, New York, New York 10048; and 500 West Madison Avenue, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, or from the Commission's Internet Web site at http://www.sec.gov. In addition, such materials also may be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

  The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (File No. 1-9853) and its Current Report on Form 8-K dated March 13, 1997 are incorporated herein by reference.

  In addition, all reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the termination of the offering made hereby, shall be deemed to be incorporated by reference herein. Any statement included in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to any person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents which have been incorporated by reference in this Prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents so incorporated. Requests for such copies should be directed to: Investor Relations Department, EMC Corporation, 171 South Street, Hopkinton, Massachusetts 01748 (telephone number (508) 435-1000).

                                  THE COMPANY

  EMC designs, manufactures, markets and supports a wide range of storage-related hardware, software and service products for the multi-billion dollar market for mainframe, open systems and network attached storage systems. Since the introduction of its first Symmetrix Integrated Cached Disk Array in 1991, EMC has rapidly become a leading supplier of intelligent enterprise storage and retrieval technology for both mainframe and open systems environments. These products are sold as storage solutions for customers utilizing a variety of the world's most popular computer system platforms. EMC's products provide solutions for a wide range of customer storage requirements, from the highest performance mission critical applications to extremely high capacity business support applications.

  The Company was organized as a Massachusetts corporation in 1979. The Company's corporate headquarters is located at 171 South Street, Hopkinton, Massachusetts 01748, and the telephone number is (508) 435-1000.

                                 RISK FACTORS

  This Prospectus and the documents incorporated herein contain certain forward-looking statements within the meaning of the Federal Securities Laws. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including those set forth below and elsewhere in this Prospectus and the documents incorporated by reference herein. In addition to other information contained or incorporated by reference in this Prospectus, prospective investors should consider carefully the factors listed below in evaluating an investment in the Notes or the Shares offered hereby.

UNEVEN PATTERN OF QUARTERLY RESULTS

  There has been a historic and recurring "hockey stick" pattern of the Company's quarterly sales, by which a disproportionate percentage of a quarter's total sales occur in the last month and weeks and days of each quarter, making prediction of revenues, earnings and working capital for each financial period especially difficult and uncertain and increasing the risk of unanticipated variations in quarterly results and financial condition.

  This pattern of sales is itself believed to be the result of many factors including the significant size of EMC's average product price in relation to its customers' budgets, resulting in long lead times for customers' budgetary approval, which tends to be given late in a quarter; the tendency of customers to wait until late in a quarter to commit to purchase in the hope of obtaining more favorable pricing from one or more competitors seeking their business; and, at times, seasonal influences, as well as the fourth quarter influence of customers' spending their remaining capital budget authorization prior to new budget constraints in the next year's first quarter.

  The "hockey stick" pattern of the Company's sales also makes it extremely difficult to predict near-term demand and adjust manufacturing capacity accordingly. Substantial variance of orders from the predicted demand may limit the Company's ability to assemble, test and ship orders received in the last weeks and days of each quarter, which could adversely affect quarterly revenues and earnings.

  In addition, revenues in any quarter are substantially dependent on orders booked and shipped in that quarter and the Company's backlog at any particular time is not necessarily indicative of future sales levels. This is because the Company manufactures its products on the basis of its forecast of near-term demand and maintains inventory in advance of receipt of firm orders from customers; orders are generally shipped by the Company shortly after receipt of the order; and customers may reschedule orders with little or no penalty. These are additional factors making the prediction of revenues extremely difficult. Further, any unexpected decline in revenues without a corresponding and timely slowdown in expenses could have a material adverse effect on the Company's business, results of operations or financial condition.

COMPETITION

  There is strong competition in the computer data storage industry. EMC competes with many companies in the mainframe and open systems markets, certain of which have substantially greater financial and technological resources, larger distribution capabilities, earlier access to customers and greater overall customer loyalty than EMC. In the mainframe market, EMC competes primarily with International Business Machines Corporation ("IBM"). In the open systems market, the Company's primary competition is provided by systems vendors, including IBM, Digital Equipment Corporation and Sun Microsystems Corporation. In the Company's opinion, the major competitive advantage of the open systems vendors is their overall market presence and ability to provide integrated Central Processing Unit, storage and software packages. EMC's business may be adversely affected by the announcement or introduction of new products by its competitors, price reductions of its competitors' equipment or services and the implementation of certain marketing strategies by its competitors. As a significant number of EMC's products are designed to be fully compatible with IBM computers and IBM operating systems, EMC's business could also be adversely affected by modifications in the design or configuration of IBM computer systems.

PRICING

  Competitive pricing pressures exist in the computer storage market, and have had and may in the future have an adverse effect on the Company's revenues and earnings. There also has been and may continue to be a willingness on the part of certain large competitors to reduce prices in order to preserve or gain market share, which cannot be foreseen by the Company. The Company believes that pricing pressures are likely to continue as competitors develop more competitive product offerings.

  To date, the Company has been able to manage its component and product design costs. However, there can be no assurance that the Company will be able to continue to achieve reductions in component and product design costs. The relative and varying rates of product price and component cost declines could have an adverse effect on the Company's earnings.

DEPENDENCE ON SUPPLIERS

  The Company purchases certain components and products from suppliers who EMC believes are currently the only suppliers of those components or products that meet EMC's requirements. Among the most important components that EMC uses are disk drives and high density memory components ("DRAMs"). Disk drives are a key component of the Company's products and the Company currently purchases substantially all of its disk drives from a single supplier. EMC purchases DRAMs from a small number of qualified suppliers. A failure by any supplier of disk drives, high density DRAMs or other components to meet EMC's delivery or quality requirements for an extended period of time could have a material adverse effect on EMC. The Company is currently transitioning its product line from use of 5.250 9 gigabyte ("GB") disk drives to new 3.50 9 GB and 5.250 23 GB disk drive technologies. This transition may intensify the above risks. From time to time, because of high industry demand and/or the inability of certain vendors to consistently meet on a timely basis the Company's component quality standards, the Company has experienced delays in deliveries of disk drives and high density DRAMs needed to satisfy orders for its Integrated Cached Disk Array ("ICDA") products. The Company is currently working with such vendors to proactively maintain and/or improve component quality standards and also continues to seek alternative sources of supply. If such shortages and/or performance problems were to intensify, the Company could lose some time-sensitive customer orders which could adversely affect quarterly revenues and earnings. The adverse effect of a supplier's failure to meet EMC's requirements may be intensified by the "hockey stick" pattern of the Company's sales and the necessity of meeting critical manufacturing schedules.

NEW PRODUCTS

  Technology and user needs change rapidly in the computer data storage industry, which requires ongoing technological development and introduction of new products. Sales of the Symmetrix series of products constitute the principal source of revenues for EMC and such sales are expected to continue to be the principal source of its revenues in the near future. EMC expects competition in the sale of ICDA products to increase, and there can be no assurance that the Symmetrix series of products will continue to achieve market acceptance. Significant delays in the development of ICDA technology for future products or product enhancements would be to the advantage of EMC's competitors. Furthermore, the continued development of ICDA technology and its incorporation into EMC's future generations of products cannot be assured even with significant additional investments.

  Further risks inherent in new product introductions include the uncertainty of price-performance relative to products of competitors, including competitors' responses to the introductions, and the desire by customers to evaluate new, more expensive products for longer periods of time.

CHANGE IN REGULATIONS

  The Company's business, results of operations and financial condition could be adversely affected if laws, regulations or standards relating to the Company or its products were newly implemented or changed.

MANUFACTURING RISKS

  EMC's products operate near the limits of electronic and physical performance and are designed and manufactured with relatively small tolerances. If flaws in design, production, assembly or testing occur on the part of EMC or its suppliers, EMC may experience a rate of failure in its products that results in substantial repair or replacement costs and potential damage to EMC's reputation. Continued improvement in manufacturing capabilities and control of material and manufacturing quality and costs will be critical factors in the future growth of EMC. EMC frequently revises and updates manufacturing and test processes to address engineering and component changes to its products and evaluates the reallocation of manufacturing resources among its facilities. There can be no assurance that EMC's efforts to monitor, develop and implement appropriate test and manufacturing processes for its products, especially the Symmetrix series of products, will be sufficient to permit EMC to avoid a rate of failure in its products that results in substantial delays in shipment, significant repair or replacement costs and potential damage to EMC's reputation, any of which could have a substantial adverse effect on EMC's operations and ultimately on its financial results.

INDIRECT CHANNELS OF DISTRIBUTION

  In 1996, the Company derived a significant percentage of its product revenues from reseller and original equipment manufacturer ("OEM") channels. A substantial portion of these reseller and OEM revenues stems from the Company's reseller agreement with Hewlett-Packard Company ("HP"), which currently expires in August of 1997. The Company's financial results could be adversely affected if such contracts were terminated, if the Company's relationship with such resellers or OEMs were to deteriorate or if the financial condition of its resellers and OEMs were to weaken. In addition, the Company is currently experiencing growth in the transition from the mainframe to the open systems market. In this regard, the Company may have an increased reliance on indirect channels of distribution. There can be no assurance that the Company will be successful in maintaining or expanding these indirect channels of distribution. If the Company is not successful, the Company may lose certain sales opportunities. Furthermore, the partial reliance on indirect channels of distribution may materially reduce the visibility to management of potential orders.

ALLIANCES

  Many of the Company's products are marketed in conjunction with the products of other vendors, and the Company plans to continue its strategy of developing key alliances. There can be no assurance that the Company will be successful in its ongoing strategic partnerships or that the Company will be able to find further suitable business relationships as it develops new products. Any failure to continue or expand such relationships could have a material adverse effect on the Company's business, financial condition and results of operation.

  There can be no assurance that the Company's distributors and strategic partners, many of which have significantly greater financial and marketing resources than the Company, will not develop and market products in competition with the Company in the future, discontinue their relationships with the Company, or form competing arrangements with the Company's competitors.

INTERNATIONAL SALES

  A substantial portion of the Company's revenues is derived from sales outside the United States. In addition, a substantial portion of the Company's products are manufactured outside of the United States. Accordingly, the Company's future results could be adversely affected by a variety of factors, including changes in foreign currency exchange rates, changes in a specific country's or region's political or economic conditions, trade restrictions, import or export licensing requirements, the overlap of different tax structures or changes in international tax laws, changes in regulatory requirements, compliance with a variety of foreign laws and regulations and longer payment cycles in certain countries.

MANAGEMENT OF GROWTH

  The Company has a history of rapid growth. The Company's future operating results will depend on management's ability to manage growth, continuously hire and retain significant numbers of qualified employees, forecast revenues and control expenses. An unexpected decline in the growth rate of revenues without a corresponding and timely reduction in expense growth could have a material adverse effect on the Company's business, results of operations or financial condition.

DEPENDENCE UPON KEY PERSONNEL

  The Company's continued growth and success depends to a significant extent on the continued service of senior management and other key employees and the hiring of new qualified employees. Competition for highly-skilled personnel is intense in the high technology industry. There can be no assurance that the Company will be successful in continuously recruiting new personnel and in retaining existing personnel. The loss of one or more key employees or the Company's inability to attract additional qualified employees or retain other employees could have a material adverse effect on the Company's business, results of operations or financial condition.

ENFORCEMENT OF THE COMPANY'S INTELLECTUAL PROPERTY RIGHTS

  No assurance can be given that the Company's patent applications will issue as patents or that any patents that may issue will provide the Company with adequate protection for the covered products or technology. Additionally, there can be no assurance that the Company's confidentiality agreements will adequately protect its trade secrets, know-how or other proprietary information. Further, there can be no assurance that the Company's activities will not infringe on the patents or proprietary rights of others or that the Company will be able to obtain licenses to any technology that it may require to conduct its business or that, if obtainable, such technology can be licensed at a reasonable cost. Although the Company has significantly increased its patents and patent applications, the rapidly changing technology of the computer industry makes EMC's future success dependent upon the technical competence and creative skills of its personnel rather than on existing patent protection.

RISKS ASSOCIATED WITH FUTURE ACQUISITIONS

  As part of its business strategy, the Company may make acquisitions of, or significant investments in, businesses that offer complementary products, services and technologies. Any such future acquisitions or investments would be accompanied by the risks commonly encountered in an acquisition of a business. Such risks include, among other things, the difficulty of assimilating the operations and personnel of the acquired business, the inability of management to maximize the financial and strategic position of the Company through the successful incorporation of acquired personnel and customers, the maintenance of uniform standards, controls, procedures and policies and the impairment of relationships with employees and customers as a result of any integration of new management personnel. These factors could have a material adverse effect on the Company's business, results of operations or financial condition. The Company expects that the consideration paid for future acquisitions, if any, could be in the form of cash, stock, rights to purchase stock or a combination thereof. Dilution to existing stockholders and to earnings per share may result to the extent that shares of stock or other rights to purchase stock are issued in connection with any such future acquisitions.

VOLATILITY OF STOCK PRICE

  The Company's stock price, like that of other technology companies, is subject to significant volatility. The announcement of new products, services or technological innovations by the Company or its competitors, quarterly variations in the Company's results of operations, changes in revenue or earnings estimates by the investment community and speculation in the press or investment community are among the factors affecting the Company's stock price. In addition, the stock price may be affected by general market conditions and domestic and international economic factors unrelated to the Company's performance. Because of these reasons, recent trends should not be considered reliable indicators of future stock prices or financial results.

ABSENCE OF EXISTING ACTIVE PUBLIC MARKET

  Upon their original issuance, the Notes became eligible for trading on the PORTAL Market. However, the Notes sold pursuant to this Prospectus will no longer be eligible for trading on the PORTAL Market. There can be no assurance that an active trading market for the Notes will develop or as to the liquidity or sustainability of any such market, the ability of the holders to sell their Notes or the price at which holders of the Notes may be able to sell their Notes. Future trading prices of the Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's operating results, the price of the Company's Common Stock and the market for similar securities. The Company intends to apply for listing of the Notes on the New York Stock Exchange.

                                USE OF PROCEEDS

  The Company will not receive any of the proceeds from the sale of the Notes or the Shares by the Selling Securityholders. See "Selling Securityholders" for a list of those persons and entities receiving proceeds from sales of Notes or Shares.

                                DIVIDEND POLICY

  The Company has never paid cash dividends on its Common Stock. While subject to periodic review, the current policy of the Board of Directors is to retain all earnings to provide funds for the continued growth of the Company.

                      RATIO OF EARNINGS TO FIXED CHARGES

  The Company's ratio of earnings to fixed charges for each of the periods indicated is as follows:

                                FISCAL YEAR ENDED
       ----------------------------------------------------------------------------
       DECEMBER 31,     DECEMBER 30,     DECEMBER 31,     JANUARY 1,     JANUARY 2,
           1996             1995             1994            1994           1993
       ------------     ------------     ------------     ----------     ----------
           40.8x            33.2x            22.6x           29.6x          9.6x

  For the purposes of these computations, "earnings" consist of pre-tax income before fixed charges. "Fixed charges" consist of interest on indebtedness, including capitalized leases, amortization of debt expense and implicit interest on rental arrangements.

                              DESCRIPTION OF NOTES

  The Notes were issued under an indenture dated as of March 11, 1997 (the "Indenture") between the Company and State Street Bank and Trust Company, as trustee (the "Trustee"). The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture, including the definition therein of certain terms. Whenever particular sections or defined terms of the Indenture are referred to, such sections or defined terms are incorporated herein by reference. Copies of the Indenture are available from the Company upon request.

GENERAL

  The Notes are unsecured, subordinated obligations of the Company, are limited to $517,500,000 in aggregate principal amount and will mature on March 15, 2002. The Notes bear interest at the rate per annum shown on the front cover of this Prospectus from the date of original issuance of Notes pursuant to the Indenture, or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semi-annually on March 15 and September 15 of each year, commencing September 15, 1997, to the person in whose name the Note (or any predecessor Note) is registered at the close of business on the preceding March 1 or September 1, as the case may be (whether or not a Business
Day). Interest on the Notes will be paid on the basis of a 360-day year of twelve 30-day months.

  Principal of and premium, if any, and interest on the Notes are payable (i) in respect of Notes held of record by The Depositary Trust Company ("DTC") or its nominee, in same day funds on or prior to the respective payment dates and
(ii) in respect of Notes held of record by holders other than DTC or its nominee, in same day funds, at the office of the Trustee in New York, New York, and the Notes may be surrendered for transfer, exchange or conversion at the office of the Trustee in New York, New York. In addition, with respect to Notes held of record by holders other than DTC or its nominee, payment of interest may be made at the option of the Company by check mailed to the address of the persons entitled thereto as it appears in the Register for the Notes on the Regular Record Date for such interest.

  The Notes have been issued only in registered form, without coupons and in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses (including the fees and expenses of the Trustee) payable in connection therewith. The Company is not required (i) to issue or register the transfer or exchange of any Notes during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption and ending at the close of business on the day of such mailing, (ii) to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of Notes being redeemed in part, or (iii) to register the transfer or exchange of any Notes surrendered for conversion or repurchase upon the occurrence of a Change of Control.

  All monies paid by the Company to the Trustee or any Paying Agent for the payment of principal of and premium and interest on any Note which remain unclaimed for two years after such principal, premium or interest become due and payable may be repaid to the Company. Thereafter, the holder of such Note may, as an unsecured general creditor, look only to the Company for payment thereof.

CONVERSION RIGHTS

  The Notes are convertible, in whole or from time to time in part (in denominations of $1,000 or multiples thereof), into shares of Common Stock of the Company at any time after May 10, 1997 and at or prior to redemption or final maturity on March 15, 2002 at the conversion price set forth on the cover page of this Prospectus (the "Conversion Price"), adjusted as described in the following paragraphs, except that if a Note or portion thereof is earlier called for redemption, the conversion right with respect thereto will terminate at the close of business on the date fixed for redemption and will be lost if not exercised prior to that time, unless the Company shall default in payment of the redemption price.

  Fractional shares of Common Stock will not be delivered upon conversion, but a cash adjustment will be paid in respect of such fractional interests based on the Current Market Price (as defined in the Indenture) of the Company's Common Stock.

  The Conversion Price is subject to adjustment upon certain events, including
(i) the issuance of Common Stock as a dividend or distribution on the Common Stock; (ii) a combination, subdivision or reclassification of Common Stock;
(iii) the issuance to all holders of Common Stock of rights, warrants or options entitling them to subscribe for or purchase Common Stock (or securities convertible into Common Stock) at less than the Current Market Price; provided, however, that in the case of certain rights, warrants or options that are not exercisable until the occurrence of a specified event or events, the Conversion Price will not be adjusted until the occurrence of the earliest such specified event; (iv) the distribution to all holders of Common Stock of capital stock (other than Common Stock), evidences of indebtedness of the Company, assets (excluding regular periodic cash dividends paid from surplus), or rights or warrants to subscribe for or purchase securities of the Company (excluding the dividends, distributions, rights and warrants mentioned above); (v) a distribution consisting exclusively of cash (excluding any cash distributions referred to in (iv) above) to all holders of Common Stock in an aggregate amount that, together with (A) all other cash distributions (excluding any cash distributions referred to in (iv) above) made within the 12 months preceding such distribution and (B) any cash and the fair market value of other consideration payable in respect of any previous tender offer by the Company or a Subsidiary (as defined in the Indenture) for the Company's Common Stock consummated within the 12 months preceding such distribution, exceeds 10% of the Company's market capitalization (being the Current Market Price times the number of shares of Common Stock then outstanding) on the date fixed for determining the stockholders entitled to such distribution; (vi) the completion of a tender offer made by the Company or any Subsidiary for the Company's Common Stock involving an aggregate consideration that, together with (X) any cash and the fair market value of any other consideration paid or payable in respect of any previous tender offer by the Company or a Subsidiary for the Company's Common Stock consummated within the 12 months preceding the consummation of such tender offer and (Y) the aggregate amount of all cash distributions (excluding any cash distributions referred to in (iv) above) to all holders of Common Stock within the 12 months preceding the consummation of such tender offer exceeds 10% of the Company's market capitalization on the date of consummation of such tender offer; and (vii) issuances of Common Stock to an Affiliate (as defined in the Indenture) for a net consideration per share less than the Current Market Price (other than issuances of Common Stock under certain benefit plans of the Company).

  The Company is permitted to make such reductions in the Conversion Price as it determines to be advisable in order that any stock dividend, subdivision of shares, distribution of rights to purchase stock or securities or distribution of securities convertible into or exchangeable for stock made by the Company to its stockholders will not be taxable to the recipients.

  Except as stated above, the Conversion Price will not be adjusted for the issuance of Common Stock, or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing, in exchange for cash, property or services.

  If at any time (a) the Company makes a distribution of property to its stockholders or purchases Common Stock in a tender offer and such distribution or purchase would be taxable to such stockholders as a dividend for federal income tax purposes (e.g., distributions of evidences of indebtedness or assets of the Company but generally not stock dividends or rights to subscribe for capital stock) and, pursuant to the antidilution provisions of the Indenture, the Conversion Price of the Notes is reduced or (b) the Conversion Price is reduced at the discretion of the Company, such reduction may be deemed to be the receipt of taxable income by holders of the Notes. Holders of Notes therefore could have taxable income as a result of an event in which they receive no cash or property. See "Certain United States Federal Tax Consequences--Adjustment of Conversion Price."

  Subject to any applicable right of the holders to cause the Company to repurchase their Notes upon a Change of Control (as defined below), in the case of certain consolidations, mergers or statutory exchanges of securities with another corporation to which the Company is a party, or the sale or conveyance of the Company's assets substantially as an entirety, there will be no adjustment to the Conversion Price, but each holder will have the right, at the holder's option, to convert all or any portion of such holder's Notes into the kind and amount of securities, cash or other property receivable upon the consolidation, merger, statutory exchange or transfer by a holder of the number of shares of Common Stock into which such Note might have been converted immediately prior to such consolidation, merger, statutory exchange or transfer (assuming such holder failed to exercise any rights of election and received per share the kind and amount of consideration received per share by a plurality of non-electing shares). In the case of a cash merger of the Company into another corporation or any other cash transaction of the type mentioned above, the effect of these provisions would be that thereafter the Notes would be convertible at the Conversion Price in effect at such time into the same amount of cash per share into which the Notes would have been convertible had the Notes been converted into Common Stock immediately prior to the effective date of such cash merger or transaction. Depending upon the terms of such cash merger or transaction, the aggregate amount of cash into which the Notes would be converted could be more or less than the principal amount of the Notes.

  Notes surrendered for conversion after the close of business on a record date for payment of interest and before the close of business on the next succeeding interest payment date (unless such Notes are subject to redemption on a redemption date in that period) must be accompanied by payment of an amount equal to the interest thereon that is to be paid on such interest payment date. Subject to the foregoing, no payments or adjustments will be made upon conversion on account of accrued interest on the Notes or for any dividends or distributions on any shares of Common Stock delivered upon such conversion. No adjustment of the Conversion Price will be required to be made in any case until cumulative adjustments amount to 1% of such price.

  The Company will endeavor to comply with all federal and state securities laws regulating the offer and delivery of shares of Common Stock upon conversion of Notes and will endeavor to list with or upon the New York Stock Exchange, or any other national securities exchange upon which its Common Stock is listed, the shares of Common Stock deliverable upon conversion of the Notes.

SUBORDINATION

  The payment of the principal of and premium, if any, and interest on the Notes, including redemptions at the option of a holder upon the occurrence of a Change of Control, is subordinated in right of payment, as set forth in the Indenture, to the prior payment in full of all Senior Indebtedness of the Company. Senior Indebtedness is defined as (a) the principal of, premium, if any, and accrued and unpaid interest on (i) indebtedness of the Company for money borrowed, whether outstanding on the date of execution of the Indenture or thereafter created, incurred or assumed, (ii) guarantees by the Company of indebtedness for money borrowed by any other person, or reimbursement obligations under letters of credit, in either case, whether outstanding on the date of execution of the Indenture or thereafter created, incurred or assumed,
(iii) indebtedness evidenced by notes (other than the Notes), debentures, bonds or other instruments of indebtedness for the payment of which the Company is responsible or liable, by guarantees or otherwise, whether outstanding on the date of execution of the Indenture or thereafter created, incurred or assumed,
(iv) obligations of the Company under interest rate and currency swaps, caps, floors, collars or similar agreements or arrangements intended to protect the Company against fluctuations in interest or currency rates, whether outstanding on the date of execution of the Indenture or thereafter created, incurred or assumed, and (v) obligations of the Company under any agreement to lease, or any lease of, any real or personal property, which obligations, whether outstanding on the date of execution of the Indenture or thereafter created, incurred or assumed, are required to be capitalized on the books of the Company in accordance with generally accepted accounting principles, or guarantees by the Company of similar obligations of others, and (b) modifications, renewals, extensions and refundings of any such indebtedness, obligations or guarantees; unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such indebtedness, obligations or guarantees, or such modification, renewal, extension or refunding thereof, is not superior in right of payment to the Notes; provided, however, that Senior Indebtedness will not be deemed to include, and the Notes will rank pari passu in right of payment with, any obligation of the Company to any of its subsidiaries.

  In the event of (a) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to the Company or to its creditors, as such, or to its assets or (b) any liquidation, dissolution or other winding-up of the Company, whether total or partial, whether voluntary or involuntary and whether involving insolvency or bankruptcy, or (c) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of the Company, the holders of all Senior Indebtedness will first be entitled to receive payment in full of all amounts due or to become due thereon or in respect thereof before the holders of the Notes are entitled to receive any payment on account of the principal of, or premium, if any, or interest on the Notes (other than payment (a "Permitted Payment") consisting solely of shares of stock, securities or indebtedness subordinated at least to the extent of the Notes provided by a plan of reorganization or adjustment that does not adversely alter the rights of holders of Senior Indebtedness). Following the occurrence of any of the events described above, if the Trustee or any holder of the Notes receives any payment or distribution of assets of the Company of any kind or character before all Senior Indebtedness is paid in full, then such payment or distribution (other than a Permitted Payment) will be required to be paid over or delivered to the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee, agent or other person making payment or distribution of the assets of the Company for application to the payment of all amounts payable on or in respect of Senior Indebtedness remaining unpaid, to the extent necessary to pay such amounts in full after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness.

  The Indenture also provides that in the event there shall have occurred and be continuing (i) any default in the payment when due of principal of, premium, if any, or interest on any Senior Indebtedness or (ii) any other event of default with respect to any Senior Indebtedness, then no payment shall be made by the Company on account of the principal of, premium, if any, or interest on the Notes or on account of the purchase or redemption or other acquisition of the Notes (x) in the case of any event of default described in clause (i) above, unless and until the Senior Indebtedness to which such default relates is discharged or such event of default shall have been cured or waived or shall have ceased to exist or the holders of such Senior Indebtedness or their agents shall have waived the benefits of this provision, and (y) in the case of any event of default specified in clause (ii) above, from the date the Company or the Trustee receives written notice of such default (a "Senior Default Notice") from the holders of at least 25% in principal amount of the kind or category of Senior Indebtedness to which such default relates or any representative of such holders until the earlier of (A) 180 days after such date or (B) the date, if any, on which the Senior Indebtedness to which such default relates is discharged or such default shall have been cured or waived or shall have ceased to exist or the holders of such Senior Indebtedness or their agents shall have waived the benefits of this provision; provided, however, that not more than one Senior Default Notice is permitted to be given during any period of 360 consecutive days, regardless of the number of defaults with respect to Senior Indebtedness during such 360-day period. Subject to the payment in full of all Senior Indebtedness, the holders of the Notes will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of assets of the Company applicable to Senior Indebtedness until the Notes are paid in full.

  Notwithstanding anything in the Indenture to the contrary, neither the Trustee nor any holder of Notes may exercise any right either may have to accelerate the maturity of the Notes at any time when payment of any amount owing on the Notes is prohibited, in whole or in part, as described in the preceding paragraphs; provided, however, that such right may nevertheless be so exercised upon the earliest of the acceleration of the maturity of any Senior Indebtedness, the exercise by any holder of Senior Indebtedness of any remedies available to such holder upon a default or event of default with respect to such Senior Indebtedness or the occurrence of an Event of Default relating to certain events of bankruptcy, insolvency or reorganization.

  By reason of the subordination of the Notes, in the event of insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the holders of the Notes. In addition, the right of the Company, and, therefore, the right of creditors of the Company (including Noteholders), to participate in any distribution of assets of any subsidiary of the Company upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Company itself as a creditor of the subsidiary may be recognized.

  The Indenture does not limit the amount of other indebtedness or securities that may be issued by the Company or any of its subsidiaries.

OPTIONAL REDEMPTION

  The Notes may not be redeemed by the Company prior to March 15, 2000. Thereafter, the Notes may be redeemed at the option of the Company, in whole or in part, at any time and from time to time, upon not less than 15 nor more than 60 days notice by mail at the applicable redemption prices (expressed in percentages of principal amount) set forth below.

  If redeemed during the twelve-month period beginning March 15,

            YEAR                         REDEMPTION PRICE
            ----                         ----------------
            2000........................      101.30%
            2001........................      100.65%

together with interest accrued and unpaid thereon to the date fixed for redemption. If all accrued and payable interest on the Notes has not been paid, the Notes may not be redeemed in part and the Company may not purchase or acquire any Notes otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of the Notes.

  If less than all the Notes are to be redeemed, the Trustee will select those to be redeemed by lot or such other method as the Trustee in its discretion shall deem appropriate and fair. Notice of redemption will be given to holders of the Notes to be redeemed by first class mail at their last address appearing on the Register for the Notes.

CONSOLIDATION, MERGER AND SALE OF ASSETS

  The Company will not consolidate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to any person, and the Company will not permit any person to consolidate with or merge into the Company unless (a) if applicable, the person formed by such consolidation or into which the Company is merged or the person or corporation which acquires the properties and assets of the Company substantially as an entirety is a corporation, partnership or trust organized and validly existing under the laws of the United States or any state thereof or the District of Columbia and expressly assumes payment of the principal of and premium, if any, and interest on the Notes and performance and observance of each obligation of the Company under the Indenture, (b) after consummating such consolidation, merger, transfer or lease, no Event of Default or event which, after notice or lapse of time or both, would become an Event of Default will occur and be continuing, (c) such consolidation, merger, conveyance, transfer or lease does not adversely affect the validity or enforceability of the Notes and (d) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease complies with the provisions of the Indenture.

PURCHASE OF NOTES AT THE OPTION OF THE HOLDER UPON A CHANGE OF CONTROL

  In the event of a Change of Control, each holder of Notes will have the right, at the holder's option, subject to the terms and conditions of the Indenture, to require the Company to purchase all or any part (provided that the principal amount must be $1,000 or an integral multiple thereof) of the holder's Notes on the date that is 40 business days after the occurrence of such Change of Control (the "Purchase Date") for a purchase price equal to 100% of the principal amount thereof, plus interest accrued and unpaid thereon to the Purchase Date.

  Within 20 business days after the occurrence of the Change of Control, the Company shall mail to the Trustee and to each holder (and to beneficial owners as required by law) a notice of the occurrence of the Change of Control, setting forth, among other things, the terms and conditions of, and the procedures required for exercise of, the holder's right to require the purchase of such holder's Notes.

  To exercise the purchase right, a holder must deliver written notice of such exercise to the Trustee prior to the close of business on the Purchase Date, specifying the Notes with respect to which the right of purchase is being exercised. Such notice of exercise may be withdrawn by the holder by a written notice of withdrawal delivered to the Trustee at any time prior to the close of business on the Purchase Date.

  Under the Indenture, a "Change of Control" is deemed to have occurred at such time as (i) any Acquiring Person has become such person or (ii) there shall be consummated any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation (other than a consolidation or merger with a wholly owned subsidiary of the Company in which all shares of Common Stock outstanding immediately prior to the effectiveness thereof are changed into or exchanged for the same consideration) or pursuant to which the Common Stock would be converted into cash, securities or other property, in each case, other than a consolidation or merger in which the holders of Common Stock immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of common stock of the continuing or surviving corporation immediately after the consolidation or merger; provided, however, that a Change of Control shall not be deemed to have occurred if either (a) the average of the last sale prices of the Common Stock for any five trading days during the ten trading days immediately preceding the Change of Control is at least equal to 105% of the Conversion Price in effect immediately preceding the time of such Change of Control or (b) the consideration, in the transaction giving rise to such Change of Control, to the holders of Common Stock consists of cash, securities that are, or immediately upon issuance will be, listed on a national securities exchange or quoted on the NASDAQ National Market System, or a combination of cash and such securities, and the aggregate fair market value of such consideration (which, in the case of such securities, shall be equal to the average of the last sale prices of such securities during the ten consecutive trading days commencing with the sixth trading day following consummation of such transaction) is at least 105% of the Conversion Price in effect on the date immediately preceding the closing date of such transaction.

  "Acquiring Person" means any person or group (as defined in Section 13(d)(3) of the Exchange Act) who or which, together with all affiliates and associates (as defined in Rule 12b-2 under the Exchange Act), becomes the beneficial owner of shares of Common Stock or other voting securities of the Company having more than 50% of the total number of votes that may be cast for the election of directors of the Company; provided, however, that an Acquiring Person shall not include (x) the Company, (y) any Subsidiary of the Company or (z) any current or future employee benefit plan of the Company or any Subsidiary of the Company or any entity holding Common Stock of the Company for or pursuant to the terms of any such plan. Notwithstanding the foregoing, no person shall become an Acquiring Person as the result of an acquisition of Common Stock by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to more than 50% of the Common Stock of the Company then outstanding; provided, however, that if a Person shall become the beneficial owner of 50% or more of the Common Stock of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the beneficial owner of any additional shares of Common Stock of the Company, then such Person shall be deemed to be an Acquiring Person.

  The Company will comply with the provisions of Rule 13e-4, Rule l4e-l and any other tender offer rules under the Exchange Act which may then be applicable, and will file Schedule 13E-4 or any other schedule required thereunder in connection with any offer by the Company to purchase Notes at the option of the holders upon a Change of Control.

  The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a takeover of the Company and, thus, the removal of incumbent management. The Change of Control purchase feature, however, is not the result of management's knowledge of any specific effort to accumulate shares of Common Stock or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Change of Control purchase feature is a standard term contained in other similar debt offerings and the terms of such feature result from negotiations between the Company and the Initial Purchasers.

  The right to require the Company to repurchase Notes as a result of a Change of Control could create an event of default under Senior Indebtedness of the Company as a result of which any repurchase could, absent a waiver, be blocked by the subordination provisions of the Notes. The Company's Board of Directors may not waive a Change of Control. Failure by the Company to repurchase the Notes when required will result in an Event of Default with respect to the Notes whether or not such a repurchase is permitted by the subordination provisions.

  If a Change of Control were to occur, there can be no assurance that the Company would have sufficient funds to pay the Change of Control purchase price for all Notes tendered by the holders thereof. The Company's ability to make such payments may be limited by the terms of its then-existing borrowing and other agreements. No Notes may be purchased if there has occurred and is continuing an Event of Default described below under "Events of Default" (other than a default in the payment of the purchase price with respect to such Notes).

EVENTS OF DEFAULT

  An Event of Default with respect to the Notes is defined in the Indenture as being default for 30 days in payment of any interest installment on the Notes (even if such payment is prohibited by the subordination provisions of the Indenture); default in payment of principal of or premium, if any, on the Notes either in connection with any redemption or otherwise (even if such payment is prohibited by the subordination provisions of the Indenture); default in the payment of the purchase price in respect of any Note on the Purchase Date therefor (even if such payment is prohibited by the subordination provisions of the Indenture); failure to provide timely notice of a Change of Control as required by the Indenture; failure to observe or perform for 45 days after notice thereof any other covenant in the Indenture; default in payment of any principal of, interest on or premium in respect of any instrument or instruments evidencing or securing other indebtedness for borrowed money having an aggregate principal amount of $25,000,000 or more that shall have occurred and be continuing and that (except in the case of a default in payment of principal at maturity) shall have been accelerated, which acceleration shall not have been rescinded or annulled within 30 days after notice is given to the Company by the Trustee or to the Company and the Trustee by the holders of 25% or more in aggregate principal amount of the Notes; or certain events of bankruptcy, insolvency, reorganization, receivership or liquidation involving the Company or certain of its subsidiaries.

  The Company is required to file with the Trustee annually a written statement as to the fulfillment of its obligations under the Indenture. The Indenture provides that the Trustee may withhold notice to the holders of the Notes of any default (except in payment of principal of, premium, if any, or interest on the Notes) if the Trustee considers it in the interest of the holders of the Notes to do so. The Indenture provides that, if an Event of Default (other than an Event of Default resulting from bankruptcy, insolvency or reorganization) shall have occurred and be continuing, either the Trustee or the holders of 25% or more in aggregate principal amount of the Notes may declare the principal of all the Notes and the interest accrued thereon to be due and payable immediately, but if the Company shall cure all defaults (except the nonpayment of principal of and premium, if any, and accrued interest on Notes that shall have become due by acceleration) and certain other conditions are met, such declaration may be annulled and past defaults may be waived by the holders of a majority in aggregate principal amount of the Notes. Prior to a declaration of acceleration, certain Events of Default and past defaults may be waived by the holders of a majority in aggregate principal amount of the Notes. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, all unpaid principal of and accrued interest on the Notes then outstanding shall be due and payable immediately without any declaration or other act on the part of the Trustee or the holders of Notes.

  Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default should occur and be continuing, the Trustee shall be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Noteholders, unless such Noteholders have offered to the Trustee reasonable security or indemnity. Subject to such provision for security or indemnification, the holders of a majority in aggregate principal amount of the Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, provided that the Trustee shall have the right to decline to follow any such direction if the Trustee shall be advised by counsel that the action or proceeding so directed may not lawfully be taken or the Trustee shall determine that the action or proceeding so directed could involve the Trustee in personal liability or would be unduly prejudicial to the rights of the holders not joining in such directions or would conflict with the Indenture.

MODIFICATION OF THE INDENTURE

  The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority of the aggregate principal amount of the Notes then outstanding, to execute a supplemental indenture to add provisions to, or change in any manner or eliminate any provisions of, the Indenture or modify in any manner the rights of the holders of the Notes, provided that no such supplemental indenture may, among other things, (1) extend the time for payment of principal of or any premium or interest on any Note or reduce the principal amount thereof or the interest thereon or any premium payable upon the redemption thereof or impair the right of any holder to institute suit for payment of the Notes, or make the principal thereof or any premium or interest thereon payable in any coin or currency other than that provided in the Indenture, or modify the subordination provisions of the Indenture in a manner adverse to the holders or impair the right to convert the Notes into Common Stock or to require the Company to repurchase the Notes upon the occurrence of a Change of Control without the consent of the holder of each outstanding Note so affected, or (2) reduce the aforesaid percentage of the aggregate principal amount of Notes, the holders of which must consent to authorize any such supplemental indenture, without the consent of the holders of all outstanding Notes.

FORM, DENOMINATION AND REGISTRATION

  The Notes have been issued in fully registered form, without coupons, in denominations of $1,000 in principal amount and integral multiples thereof.

  Notes currently held by "qualified institutional buyers" as defined in Rule 144A under the Securities Act or by persons who are not U.S. persons who acquired such Notes in "offshore transactions" in reliance on Regulation S under the Securities Act ("Non-U.S. Persons") are currently evidenced by restricted global Notes (the "Restricted Global Notes") which were deposited with, or on behalf of, DTC and registered in the name of Cede and Co. ("Cede"), as DTC's nominee.

  Any purchaser (a "Public Holder") of Notes pursuant to this Prospectus will receive a beneficial interest in an unrestricted global note (the "Public Global Note") which will be deposited with, or on behalf of, DTC and registered in the name of Cede, as DTC's nominee. Except as set forth below, the record ownership of the Public Global Note may be transferred in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

  A Public Holder may hold its interest in the Public Global Note directly through DTC if such Public Holder is a participant in DTC, or indirectly through organizations which are participants in DTC ("Participant" or "Participants"). Transfers between Participants are effected in the ordinary way in accordance with DTC rules and will be settled in same day funds.

  Public Holders who are not Participants may beneficially own interests in the Public Global Note held by DTC only through Participants or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants"). So long as Cede, as the nominee of DTC, is the registered owner of the Public Global Note, Cede for all purposes is considered the sole holder of the Public Global Note.

  Payment of interest on and the redemption price (upon redemption at the option of the Company or at the option of the Holder upon a Change of Control) of the Public Global Note will be made to Cede, the nominee for DTC, as the registered owner of the Public Global Note, by wire transfer of immediately available funds.

Neither the Company, the Trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Public Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  With respect to any payment of interest on and the redemption price (upon redemption at the option of the Company or at the option of the Holder upon a Change of Control) of the Public Global Note, DTC's practice is to credit Participants' accounts on the payment date therefor with payments in amounts proportionate to their respective beneficial interests represented by the Public Global Note as shown on the records of DTC, unless DTC has reason to believe that it will not receive payment on such payment date. Payments by Participants to owners of beneficial interests represented by the Public Global Note held through such Participants will be the responsibility of such Participants, as is now the case with securities held for the accounts of customers registered in "street name."

  Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a person having a beneficial interest represented by the Public Global Note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

  Neither the Company nor the Trustee (or any registrar, paying agent or conversion agent under the Indenture) will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

  Subject to the provisions of the Indenture, persons purchasing Notes pursuant to this Prospectus and having beneficial interests in the Public Global Note may upon request exchange such beneficial interest for Notes issued in definitive form. In addition, if DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will cause Notes to be issued in definitive form in exchange for the Public Global Note.

PAYMENTS OF PRINCIPAL AND INTEREST

  The Indenture requires that payments in respect of the Notes (including principal, premium, if any, and interest) held of record by DTC (including Notes evidenced by the Public Global Note) be made in same day funds. Payments in respect of the Notes held of record by holders other than DTC may, at the option of the Company, be made by check and mailed to such holders of record as shown on the Register for the Notes.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

  The Company and the Initial Purchasers have entered into a Registration Rights Agreement dated March 6, 1997 (the "Registration Rights Agreement"). Pursuant to the Registration Rights Agreement, the Company has filed with the Commission on April 10, 1997 a registration statement (the "Shelf Registration Statement") on Form S-3, of which this Prospectus is a part, to cover resales of Transfer Restricted Securities (as defined below) by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. Notwithstanding the foregoing, the Company will be permitted to prohibit offers and sales of Transfer Restricted Securities pursuant to the Shelf Registration Statement under certain circumstances and subject to certain conditions (any period during which offers and sales are prohibited being referred to as a "Suspension Period"). "Transfer Restricted Securities" means each Note and each Share until the date on which such Note or Share has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement, the date on which such Note or Share is distributed to the public pursuant to Rule 144 under the Securities Act or the date on which such Note or Share may be sold or transferred pursuant to Rule 144(k) (or any similar provisions then in force).

  Holders of the Transfer Restricted Securities not already included under "Selling Securityholders" below will be required to deliver information to be used in connection with, and to be named as selling securityholders in, the Shelf Registration Statement and to provide any comments they may wish to make on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Transfer Restricted Securities included in the Shelf Registration Statement. The Transfer Restricted Securities of any holder who elects not to include such securities in the Shelf Registration Statement could be deemed to be less liquid than if such securities were included in the Shelf Registration Statement. In addition, there can be no assurance that the Company will be able to maintain an effective and current registration statement as required. The absence of such a registration statement may limit the holder's ability to sell such Transfer Restricted Securities or adversely affect the price at which such Transfer Restricted Securities can be sold.

  If the Shelf Registration Statement is filed and declared effective but shall thereafter cease to be effective (without being succeeded immediately by an additional registration statement filed and declared effective) or usable for the offer and sale of Transfer Restricted Securities for a period of time (including any Suspension Period) which shall exceed 60 days in the aggregate in any of the one-year periods ending on the first, second or third anniversaries of March 11, 1997, or which shall exceed 30 days in any calendar quarter within any of such one-year periods (each such event referred to above, a "Registration Default"), the Company will pay liquidated damages to each holder of Transfer Restricted Securities who has complied with such holder's obligations under the Registration Rights Agreement. The amount of liquidated damages payable during any period during which a Registration Default shall have occurred and be continuing is that amount which is equal to one quarter of one percent (25 basis points) per annum per $1,000 principal amount or $2.50 per annum per 22.0702 shares of Common Stock (subject to adjustment in the event of stock splits, stock recombinations, stock dividends and the like) constituting Transfer Restricted Securities for each 90-day period until the Shelf Registration Statement again becomes effective or usable, as the case may be, up to a maximum amount of liquidated damages of $0.25 per week per $1,000 principal amount of Notes or $12.50 per annum per 22.0702 shares of Common Stock (subject to adjustment as set forth above) constituting Transfer Restricted Securities. All accrued liquidated damages shall be paid to Record Holders by wire transfer of immediately available funds or by federal funds check by the Company on each Damages Payment Date (as defined in the Registration Rights Agreement). Following the cure of all Registration Defaults, liquidated damages will cease to accrue with respect to such Registration Default.

  The Company shall cause the Shelf Registration Statement to be effective for a period of three years from the effective date thereof or such shorter period that will terminate when each of the Transfer Restricted Securities covered by the Shelf Registration Statement ceases to be a Transfer Restricted Security. Notwithstanding the foregoing, the Company shall not be obligated to maintain the effectiveness of the Shelf Registration Statement if it has obtained an opinion of counsel that the Transfer Restricted Securities may be freely offered and sold in the public markets without the continued effectiveness of the Shelf Registration Statement.

  The foregoing summary of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Registration Rights Agreement. Copies of the Registration Rights Agreement are available from the Company.

GOVERNING LAW

  The Indenture and, except as may otherwise be required by mandatory provisions of law, the Notes will be governed by and construed in accordance with the laws of the State of New York, without giving effect to such state's conflicts of laws principles.

INFORMATION CONCERNING THE TRUSTEE

  The Company and its subsidiaries may maintain deposit accounts and conduct other banking transactions with the Trustee in the ordinary course of business.

ABSENCE OF PUBLIC MARKET; TRANSFER RESTRICTIONS

  Upon their original issuance, the Notes became eligible for trading on the PORTAL Market. However, the Notes sold pursuant to this Prospectus will no longer be eligible for trading on the PORTAL Market. There can be no assurance that an active trading market for the Notes will develop or as to the liquidity or sustainability of any such market, the ability of the holders to sell their Notes or at what price holders of the Notes will be able to sell their Notes. Future trading prices of the Notes will depend upon many factors including, among other things, prevailing interest rates, the Company's operating results, the price of the Common Stock and the market for similar securities. The Company intends to apply for listing of the Notes on the New York Stock Exchange.

                         DESCRIPTION OF CAPITAL STOCK

  Currently, the total number of shares of all classes of capital stock which the Company is authorized to issue is 525,000,000 shares, consisting of 500,000,000 shares of common stock $.01 par value and 25,000,000 shares of preferred stock, $.01 par value per share (the "Series Preferred Stock"). The Company is seeking the approval of its stockholders at its Annual Meeting of Stockholders to be held on May 7, 1997 to increase the number of shares of authorized Common Stock from 500,000,000 to 750,000,000 shares.

COMMON STOCK

  Holders of Common Stock are entitled to one vote for each share held and have no preemptive or other rights to subscribe for additional shares from the Company. There are no cumulative voting rights, with the result that holders of more than 50% of the shares of Common Stock are able to elect 100% of the Company's directors. All outstanding shares of Common Stock are validly issued and fully paid and nonassessable. Holders of Common Stock are entitled to such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive the net assets of the Company, after the Company shall have satisfied or made provision for its debts and obligations and for the payment to holders of shares of any class or series (including any then outstanding shares of Series Preferred Stock) having preferential rights to receive distributions of the net assets of the Company. See "Preferred Stock."

  The transfer agent and registrar for the Common Stock is Boston EquiServe
LLP.

PREFERRED STOCK

  The shares of Series Preferred Stock may be issued from time to time in one or more series without further action by the stockholders of the Company, except as may be required by applicable law or stock exchange rules. The Board of Directors of the Company may determine, in whole or in part, the preferences, voting powers, qualifications and special or relative rights or privileges, if any, of any such series before the issuance of any shares of that series; provided, however, that if and to the extent that shares of any series have voting rights, such rights shall not be in excess of the greater of (i) one vote per share of such series or (ii) if the shares of such series are convertible into shares of Common Stock, such number of votes per share as equals the number of shares of Common Stock into which one share of such series is at the time of such vote convertible. The Board of Directors shall determine the number of shares constituting each series of Series Preferred Stock and each series shall have a distinguishing designation.

  It is not possible to state the precise effects of the authorization of the Series Preferred Stock upon the rights of holders of Common Stock until the Board of Directors determines the respective preferences, limitations and relative rights of the holders of one or more series of Series Preferred Stock. However, such effects might include (a) a reduction of the amount otherwise available for payment of any dividends on Common Stock, to the extent dividends are payable on any issued shares of Series Preferred Stock, and restrictions on dividends on Common Stock if dividends on outstanding Series Preferred Stock are in arrears; (b) dilution of the voting power of the Common Stock to the extent that outstanding Series Preferred Stock has voting rights; and (c) the holders of

Common Stock not being entitled to share in the Company's assets upon liquidation until satisfaction of any liquidation preference granted to outstanding Series Preferred Stock.

  The Series Preferred Stock might have the effect of discouraging an attempt by another person or entity, through the acquisition of a substantial number of shares of the Company's Common Stock, to acquire control of the Company with a view to imposing a merger, sale of all or any part of the Company's assets or a similar transaction or otherwise to exercise such control, since the issuance of new shares of Series Preferred Stock could be used to dilute the stock ownership or voting rights of such person or entity. Furthermore, shares of Series Preferred Stock, or warrants or other rights to acquire shares of Series Preferred Stock or Common Stock could be issued to holders of the Common Stock under a stockholders' rights plan (or otherwise) on terms designed to enable stockholders to receive fair and equal treatment in the event of any proposed acquisition of the Company. The adoption of such a rights plan could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, the Company or a large block of the Company's Common Stock. Management is not aware of any effort by any person to gain control of the Company. The Board of Directors has, however, periodically reviewed the advantages and disadvantages of adopting a stockholders' rights plan. Although the Board of Directors has considered, based upon such review, that it may be in the best interests of the Company and its stockholders to enact such a plan, the Board has not decided to enact a stockholders' rights plan as of the date of this Prospectus.

  The Company has no current agreements, commitments or understandings with respect to the sale or issuance of the shares of Series Preferred Stock.

                 CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES

  The following is a summary of certain United States federal income and estate tax considerations relating to the purchase, ownership and disposition of the Notes and the Shares, but does not purport to be a complete analysis of all of the potential tax considerations relating thereto. This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change. This summary deals only with holders that hold Notes and Shares as capital assets and does not address tax considerations applicable to investors that may be subject to special tax rules, such as banks, tax-exempt organizations, insurance companies, dealers in securities or currencies, persons that will hold the Notes or Shares as part of an integrated investment (including a "straddle") comprised of Notes or Shares and one or more other positions, persons that have a "functional currency" other than the U.S. dollar or holders of Notes that did not acquire the Notes in the initial distribution thereof at their original issue price.

  INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, OR FOREIGN TAXING JURISDICTION, OR UNDER ANY APPLICABLE TAX TREATY.

UNITED STATES HOLDERS

  As used herein, the term "United States Holder" means the beneficial owner of a Note or Shares that is a United States person. A "United States person" is
(1) a citizen or resident of the United States, (2) an entity created or organized in or under the laws of the United States or any political subdivision thereof that is classified as a corporation or as a partnership,
(3) an estate the income of which is subject to United States federal income taxation regardless of its source, or (4) a trust if (i) a U.S. court is able to exercise primary supervision over the trust's administration and (ii) one or more U.S. fiduciaries have the authority to control all the trust's substantial decisions. The term "United States" means the United States of America (including the States and the District of Columbia).

PAYMENT OF INTEREST

  Interest on a Note generally will be includible in the income of a United States Holder as ordinary income at the time such interest is received or accrued, in accordance with such holder's method of accounting for United States federal income tax purposes.

SALE, EXCHANGE OR REDEMPTION OF THE NOTES

  Upon the sale, exchange or redemption of a Note, a United States Holder generally will recognize capital gain or loss equal to the difference between
(i) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption (except to the extent such amount is attributable to accrued interest income, which is taxable as ordinary income) and (ii) such holder's adjusted basis in the Note. A United States Holder's adjusted basis in a Note generally will equal the cost of the Note to such holder. Such capital gain or loss will be long-term capital gain or loss if the holder's holding period in the Note was more than one year at the time of sale, exchange or redemption.

CONVERSION OF THE NOTES

  A United States Holder generally will not recognize any income, gain, or loss upon conversion of a Note into Shares except with respect to cash received in lieu of a fractional Share. Such holder's basis in the Common Stock received on conversion of a Note will be the same as such holder's adjusted basis in the Note at the time of conversion (reduced by any basis allocable to a fractional share interest), and the holding period for the Common Stock received on conversion will generally include the holding period of the Note converted.

  Cash received in lieu of a fractional Share upon conversion will be treated as a payment in exchange for the fractional Share. Accordingly, the receipt of cash in lieu of a fractional Share generally will result in capital gain or loss (measured by the difference between the cash received for the fractional Share and the United States Holder's adjusted basis in the fractional Share).

ADJUSTMENT OF CONVERSION PRICE

  If at any time (a) the Company makes a distribution of property to its stockholders or purchases Common Stock in a tender offer and such distribution or purchase would be taxable to such stockholders as a dividend for federal income tax purposes (e.g., distributions of evidences of indebtedness or assets of the Company but generally not stock dividends or rights to subscribe for capital stock) and, pursuant to the antidilution provisions of the Indenture, the Conversion Price of the Notes is reduced or (b) the Conversion Price is reduced at the discretion of the Company, such reduction may be deemed to be the receipt of taxable income by holders of the Notes. Holders of Notes therefore could have taxable income as a result of an event in which they receive no cash or property. Similarly, a failure to adjust the conversion price of the Notes to reflect a stock dividend or other event increasing the proportionate interest of the holders of outstanding Company Common Stock could in some circumstances give rise to deemed dividend income to United States Holders of such Common Stock.

DIVIDENDS ON THE SHARES

  Dividends paid on the Shares generally will be includible in the income of a United States Holder as ordinary income to the extent of the Company's current or accumulated earnings and profits. Subject to certain limitations, a corporate taxpayer holding Common Stock that receives dividends thereon generally will be eligible for a dividends-received deduction equal to 70 percent of the dividends received. Under legislation proposed as part of the Clinton administration's fiscal year 1998 budget proposal, the 70-percent dividends-received deduction would be reduced to 50 percent for dividends paid or accrued more than 30 days after the date of enactment of the legislation.

SALE, EXCHANGE OR REDEMPTION OF COMMON STOCK

  Upon the sale, exchange or redemption of Shares, a United States Holder generally will recognize capital gain or loss equal to the difference between
(i) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption and (ii) such holder's adjusted basis in the Shares. Such capital gain or loss will be long-term capital gain or loss if the holder's holding period in the Shares was more than one year at the time of sale, exchange or redemption.

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

  In general, information reporting requirements will apply to payments of principal, premium, if any, and interest on a Note, payments of dividends on Shares, and payments of the proceeds of the sale of a Note or Shares to certain non-corporate United States holders, and a 31% backup withholding tax may apply to such payments if the United States Holder (i) fails to furnish or certify its correct taxpayer identification number to the payor in the manner required,
(ii) is notified by the Internal Revenue Service (the "IRS") that it has failed to report payments of interest and dividends properly, or (iii) under certain circumstances, fails to certify that it has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. Any amounts withheld under the backup withholding rules from a payment to a United States Holder will be allowed as a credit against such holder's United States federal income tax liability and may entitle the holder to a refund.

NON-UNITED STATES HOLDERS

  Subject to the discussion of backup withholding below, payments of interest on the Notes to, or on behalf of, any beneficial owner of a Note that is not a United States Holder (a "Non-U.S. Holder") will not be subject to U.S. federal income or withholding taxes, provided that such interest income is not effectively connected with a United States trade or business of the Non-U.S. Holder and provided that (i) such Non-U.S. Holder does not actually or constructively own 10 percent or more of the total combined voting power of all classes of stock of the Company, (ii) such Non-U.S. Holder is not a controlled foreign corporation for U.S. tax purposes that is related to the Company actually or constructively through stock ownership and (iii) the Non-U.S. Holder certifies, under penalties of perjury, that it is not a United States person and provides its name and address in compliance with applicable requirements.

  Except to the extent that an applicable treaty otherwise provides, a Non-U.S. Holder generally will be taxed in the same manner as a United States Holder with respect to interest paid on the Notes if the interest income is effectively connected with a United States trade or business of the Non-U.S. Holder. Effectively connected interest received by a corporate Non-U.S. Holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate (or, if applicable, a lower treaty rate). Even though such effectively connected interest is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax if the holder delivers IRS Form 4224 to the payor.

  Any capital gain realized on the sale, exchange, redemption or other disposition of a Note or of Shares (including the receipt of cash in lieu of fractional shares upon conversion of a Note into Shares) by a Non-U.S. Holder will not be subject to United States federal income or withholding taxes unless
(1) in the case of an individual, such holder is present in the United States for 183 days or more in the taxable year of the sale, exchange, redemption, or other disposition or receipt and certain other conditions are met, (2) the gain is effectively connected with a United States trade or business of the Non-U.S. Holder, (3) the holder is subject to tax pursuant to the provisions of the Code applicable to certain United States expatriates, or (4) the Company is a United States real property holding corporation. The Company does not believe that it is or is likely to become a United States real property holding corporation.

  Except as described above with respect to the receipt of cash in lieu of fractional shares by certain Non-U.S. Holders upon conversion of a Note, no United States federal income or withholding taxes will be imposed upon the conversion of a Note into Shares.

  Dividends paid (or deemed paid, as described under "United States Holders-- Adjustment of Conversion Price") on Shares held by a Non-U.S. Holder (excluding dividends that are effectively connected with the conduct of a trade or business in the United States by such holder) will be subject to withholding of United States federal income tax at a 30 percent rate (or lower rate provided under any applicable tax treaty, assuming the holder of the Shares satisfies any certification or documentation requirements necessary to claim the benefits of such treaty). Except to the extent that an applicable tax treaty otherwise provides, a Non-U.S. Holder will be taxed in the same manner as a United States Holder on dividends paid (or deemed paid) that are effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder. If such Non-U.S. Holder is a foreign corporation, it may also be subject to a United States branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Even though such effectively connected dividends are subject to income tax, and may be subject to the branch profits tax, they will not be subject to U.S. withholding tax if the holder delivers IRS Form 4224 to the payor.

  Payments made on a Note or Shares and proceeds from the sale of a Note or Shares received by a Non-U.S. Holder will not be subject to a backup withholding tax of 31% or to information reporting requirements unless, in general, the holder fails to comply with certain reporting procedures or otherwise fails to establish an exemption from such tax or reporting requirements under applicable provisions of the Code.

  On April 15, 1996, the Internal Revenue Service released proposed revisions (the "Proposed Regulations") to the regulations interpreting the withholding tax, information reporting and backup withholding tax rules described above. In general, the Proposed Regulations would require certain Non-U.S. Holders to provide additional information in order to establish an exemption from or reduce the rate of withholding tax or backup withholding tax, and in particular would require that foreign partnerships and partners of a foreign partnership provide certain information and comply with certain certification requirements not required under existing law. The Proposed Regulations are proposed generally to be effective for payments made after December 31, 1997. It is not possible to predict whether, or in what form, the Proposed Regulations ultimately will be adopted.

  A Note will not be subject to United States federal estate tax as a result of the death of a holder who is not a citizen or resident of the United States at the time of death, provided that such holder did not at the time of death actually or constructively own 10 percent or more of the combined voting power of all classes of stock of the Company and, at the time of such holder's death, payments of interest on such Note would not have been effectively connected with the conduct by such holder of a trade or business in the United States. Shares held by an individual at the time of the individual's death (or previously transferred subject to certain retained rights or powers) will be subject to United States federal estate tax unless otherwise provided by an applicable estate tax treaty.

                            SELLING SECURITYHOLDERS

  The following table sets forth certain information as of April 4, 1997 (except as otherwise noted) as to the security ownership of the Selling Securityholders. Except as set forth below, none of the Selling
Securityholders has had a material relationship with the Company or any of its predecessors or affiliates within the past three years.

                                          AGGREGATE PRINCIPAL NUMBER OF SHARES
                                            AMOUNT OF NOTES    OF COMMON STOCK
NAME                                       THAT MAY BE SOLD   THAT MAY BE SOLD*
----                                      ------------------- -----------------
American National Banking & Trust Com-
 pany of Chicago........................      $   590,000            13,021
The Bank of New York....................       53,840,000         1,188,258
Bankers Trust Company...................       28,910,000           638,048
Bear Stearns Securities Corp............        8,500,000           187,596
Bank of Nova Scotia-Taxable Account.....          120,000             2,648
Bank One Trust Company, N.A./DB II......           35,000               772
Bank One Trust Company, N.A. ...........          915,000            20,194
Bankers Trust Company/NatWest Securi-
 ties, Ltd..............................          750,000            16,552
Bank of America Personal Trust Proxy
 Unit #38432............................          355,000             7,834
Boatmen's Trust Company.................        2,930,000            64,665
Boston Safe Deposit & Trust Co. ........       33,430,000           737,806
Brown Brothers Harriman & Co............       31,555,000           696,424
Chase Manhattan Bank....................       29,730,000           656,146
Chase Manhattan Bank/Chemical...........        5,360,000           118,296
Chase Manhattan Bank, Trust.............          750,000            16,552
Chase Manhattan Bank Trust Co. of Cali-
 fornia.................................          500,000            11,035
CIBC Wood Gundy Securities Inc. Royal
 Trust Tower............................          100,000             2,207
Citicorp. Services, Inc.................        6,445,000           142,242
Comerica Bank...........................           40,000               882
Corestates Bank N.A. ...................        3,260,000            71,948
Credit Suisse First Boston Corporation..        4,750,000           104,833
Custodial Trust Company.................        9,855,000           217,501
Daiwa Securities America, Inc...........        8,250,000           182,079
Donaldson, Lufkin & Jenrette Securities
 Corporation............................       12,200,000           269,256
Fiduciary Trust Company, International..          400,000             8,828
Firstar Trust Company...................           90,000             1,986
Fleet Bank of Massachusetts, N.A. ......           45,000               993
First National Bank of Omaha............        1,505,000            33,215
First of America-Michigan, N.A. ........          200,000             4,414
Goldman, Sachs & Co.....................          750,000            16,552
Harris Trust & Savings Bank.............           50,000             1,103
Investors Fiduciary Trust Company/SSB...        3,360,000            74,155
Regional Operations Group Inc...........           50,000             1,103
Investors Bank & Trust/M.FL. Custody....          275,000             6,069
Julius Baer Securities Inc..............          300,000             6,621
Glynn (J.A.) & Company..................          250,000             5,517
Morgan (J.P.) Securities Inc., WF.......       10,000,000           220,701
Key Bank National Association...........        1,150,000            25,380
Lehman Brothers, Inc....................        6,000,000           132,421
Lehman Brothers International (Europe)--
 Prime Broker (LBI).....................       27,700,000           611,344
M & I Marshall & Ilsley Bank............           60,000             1,324
Mercantile, Safe Deposit and Trust Com-
 pany...................................        2,150,000            47,450
Merrill Lynch, Pierce, Fenner & Smith,
 Inc. ..................................        3,500,000            77,245

                                          AGGREGATE PRINCIPAL NUMBER OF SHARES
                                            AMOUNT OF NOTES    OF COMMON STOCK
NAME                                       THAT MAY BE SOLD   THAT MAY BE SOLD*
----                                      ------------------- -----------------
Merrill Lynch, Pierce, Fenner & Smith
 Safekeeping............................     $  6,500,000           143,456
Merrill Lynch--Debt Securities..........       22,495,000           496,468
Morgan (J.P.) Securities Inc............        9,500,000           209,666
Morgan Stanley & Co. Incorporated.......        1,700,000            37,519
Morgan Stanley Trust Company............        2,000,000            44,140
National City Bank......................          190,000             4,193
NatWest Securities Corporation #2.......          750,000            16,552
NBA Bank--Indiana.......................           45,000               993
Nomura International Trust Company In-
 corporated.............................        1,300,000            28,691
Norwest Bank Minnesota National Associa-
 tion...................................          950,000            20,966
Northern Trust Company..................        7,275,000           160,560
Old Kent Bank...........................          880,000            19,421
Paine Webber, Inc.......................        2,015,000            44,471
PNC National Association................        6,445,000           142,242
Prudential Securities Incorporated......        5,660,000           124,917
RBC Dominion Securities Corporation.....       15,500,000           342,087
Robertson, Stephens & Company, L.P......           50,000             1,103
Salomon Brothers Inc....................        1,250,000            27,587
Smith Barney Inc........................        6,320,000           139,474(1)
SBC Warburg Inc.........................        7,860,000           173,471
Societe General Securities Corporation..        3,700,000            81,659
SSB-Custodian Global Proxy Unit, A5NW...       96,215,000         2,123,482
Star Bank, National Association, Cincin-
 nati...................................           50,000             1,103
Sumitomo Trust & Banking Co. (U.S.A.)...          300,000             6,621
SunTrust Bank...........................          190,000             4,193
Swiss American Securities, Inc. ........          100,000             2,207
UBS Securities Inc......................        9,750,000           215,184
UMB Bank, N.A...........................          460,000            10,152
The Bank of California..................          345,000             7,614
Wachovia Bank North Carolina............          295,000             6,510
Yasuda Bank & Trust Company (USA).......        3,000,000            66,210
First Bank, N.A.........................          805,000            17,766
Chase Manhattan Bank/Chemical...........        2,600,000            57,382
                                             ------------        ----------
                                             $517,500,000        11,421,276**
                                             ============        ==========

--------
(1) Differs from the quotient obtained by dividing the aggregate principal amount by 45.31 due to the fact that the aggregate principal amount represents holdings of multiple definitive notes as well as an ownership position under a global note.
 * Assumes a conversion price of $45.31 per share and a cash payment in lieu of any fractional share interest.
** Total differs from the amount to be registered due to the rounding down of fractional shares.

  The preceding table has been prepared based upon information furnished to the Company by DTC, State Street Bank and Trust Company, Trustee under the Indenture, and by or on behalf of the Selling Securityholders. From time to time, additional information concerning ownership of the Notes and Shares offered hereby may rest with certain holders of the Notes and Shares who are not named in the preceding table, with whom the Company believes it has no affiliation and from whom the Company has received no response to its request for such information.

  In view of the fact that Selling Securityholders may offer all or a portion of the Notes or Shares held by them pursuant to the offering contemplated by this Prospectus, and because this offering is not being underwritten on a firm commitment basis, no estimate can be given as to the principal amount of Notes or the number of Shares that will be held by the Selling Securityholders after completion of the offering made hereby. In addition, the Selling Securityholders may have sold, transferred or otherwise disposed of all or a portion of their Notes and/or Shares, since the date on which they provided the information set forth above, in transactions exempt from the registration requirements of the Securities Act.

  Information concerning the Selling Securityholders may change from time to time and any such changed information may be set forth in supplements to this Prospectus if and when necessary. In addition, the per share conversion price, and therefore the number of Shares issuable upon conversion of the Notes, is subject to adjustment under certain circumstances. Accordingly, the aggregate principal amount of Notes and the number of Shares issuable upon conversion of the Notes offered hereby may increase or decrease.

                             PLAN OF DISTRIBUTION

  The Notes and the Shares are being registered to permit public secondary trading of such securities by the holders thereof from time to time after the date of this Prospectus. The Company has agreed, among other things, to bear all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the Notes and the Shares covered by this Prospectus.

  The Company will not receive any of the proceeds from the offering of Notes or the Shares by the Selling Securityholders. The Company has been advised by the Selling Securityholders that the Selling Securityholders may sell all or a portion of the Notes and Shares beneficially owned by them and offered hereby from time to time on any exchange on which the securities are listed on terms to be determined at the times of such sales. The Selling Securityholders may also make private sales directly or through a broker or brokers. Alternatively, any of the Selling Securityholders may from time to time offer the Notes or the Shares beneficially owned by them through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the Selling Securityholders and the purchasers of the Notes or Shares for whom they may act as agent. The aggregate proceeds to the Selling Securityholders from the sale of the Notes or Shares offered by them hereby will be the purchase price of such Notes or Shares less discounts and commissions, if any.

  The Notes and the Shares may be sold from time to time in one or more transactions at fixed offering prices, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the holders of such securities or by agreement between such holders and underwriters or dealers who may receive fees or commissions in connection therewith.

  The outstanding Common Stock is listed for trading on the New York Stock Exchange, and the Shares have been approved for listing on the New York Stock Exchange. The Company intends to apply for listing of the Notes on the New York Stock Exchange. However, no assurance can be given that an active trading market for the Notes will develop or as to the liquidity or sustainability of any such market. See "Risk Factors--Absence of Existing Active Public Market."

  The Selling Securityholders and any broker and any broker-dealers, agents or underwriters that participate with the Selling Securityholders in the distribution of the Notes or the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions received by such broker-dealers, agents or underwriters and any profit on the resale of the Notes or the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

  In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this Prospectus. There is no assurance that any Selling Securityholder will sell any or all of the Notes or Shares described herein, and any Selling Securityholder may transfer, devise or gift such securities by other means not described herein.

  The Notes were issued and sold in March 1997 in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the Initial Purchasers to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) or institutional "accredited investors" (as defined in Rule 510(a)(1), (2), (3) or (7) under the Securities Act or outside the United States to certain persons in offshore transactions in reliance on Regulation S under the Securities Act. Pursuant to the Registration Rights Agreement, the Company has agreed to indemnify each Initial Purchaser and each Selling Securityholder, and each Selling Securityholder has agreed to indemnify the Company, each Initial Purchaser and each other Selling Stockholder against certain liabilities arising under the Securities Act.

  The Company will use its best efforts to cause the registration statement to which this Prospectus relates to become effective on or prior to July 9, 1997 and to use its reasonable best efforts to keep the registration statement effective for a period of three years from the effective date thereof, or until the Shelf Registration is no longer required for transfer of the Notes or the Shares. The Company may prohibit offers and sales of Notes and Shares pursuant to the registration statement to which this Prospectus relates at any time if (A)(i) it is in possession of material non-public information, (ii) the Board of Directors of the Company or the Executive Committee thereof determines (based on advice of counsel) that such prohibition is necessary in order to avoid a requirement to disclose such material non-public information and (iii) the Board of Directors of the Company or the Executive Committee thereof determines in good faith that disclosure of such material non-public information would not be in the best interests of the Company and its shareholders or (B) the Company has made a public announcement relating to an acquisition or business combination transaction including the Company and/or one or more of its subsidiaries (i) that is material to the Company and its subsidiaries taken as a whole and (ii) the Board of Directors of the Company or the Executive Committee thereof determines in good faith that offers and sales of Notes and Shares pursuant to the registration statement to which this Prospectus relates prior to the consummation of such transaction (or such earlier date as the Board of Directors or the Executive Committee thereof shall determine) is not in the best interests of the Company and its shareholders. Expenses of preparing and filing the registration statement to which this Prospectus relates and all post-effective amendments thereto will be borne by the Company.

                                 LEGAL MATTERS

  Certain legal matters with respect to the legality of the issuance of the Notes and Shares offered hereby will be passed upon for the Company by Ropes & Gray, Boston, Massachusetts. David B. Walek, Esq., Clerk of the Company, is a partner of Ropes & Gray. Certain partners of Ropes & Gray are the beneficial owners of an aggregate of approximately 48,000 shares of Common Stock.

                                    EXPERTS

  The consolidated financial statements of the Company as of December 30, 1995 and December 31, 1996 and for each of the three years in the period ended December 31, 1996 appearing in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and incorporated by reference in this Prospectus have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLI-CATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COM-PANY SINCE THAT DATE.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information......................................................   2
Incorporation of Certain Information by Reference..........................   2
The Company................................................................   3
Risk Factors...............................................................   3
Use of Proceeds............................................................   7
Dividend Policy............................................................   7
Ratio of Earnings to Fixed Charges.........................................   7
Description of Notes.......................................................   8
Description of Capital Stock...............................................  18
Certain United States Federal Tax Consequences.............................  19
Selling Securityholders....................................................  23
Plan of Distribution.......................................................  25
Legal Matters..............................................................  26
Experts....................................................................  26

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                 $517,500,000

                                    EMC/2/

                                EMC CORPORATION

                3 1/4% CONVERTIBLE SUBORDINATED NOTES DUE 2002

                               ----------------
                                  PROSPECTUS

                                       , 1997
                               ----------------


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the various expenses in connection with the issuance of the securities being registered. All of the amounts shown are estimates except the SEC registration fee. Such expenses will be borne by the Company.

                                                                        AMOUNT
                                                                       --------
      SEC registration fee............................................ $156,819
      Printing and engraving expenses.................................   75,000
      Legal fees and expenses.........................................   55,000
      Trustee's Fees and Expenses.....................................   15,000
      Accounting fees and Expenses....................................   40,000
      Miscellaneous...................................................   15,000
                                                                       --------
        Total......................................................... $356,819
                                                                       ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Under Section 9 of the By-laws of the Registrant, the Registrant shall, to the extent legally permissible, indemnify each of its directors and officers (including persons who serve at its request as directors, officers, or trustees of another organization or in any capacity with respect to any employee benefit plan) against all liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees, reasonably incurred by him in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, in which he may be involved or with which he may be threatened, while in office or thereafter, by reason of his being or having been such a director or officer, except with respect to any matter as to which he shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interests of the Registrant (any person serving another organization in one or more of the indicated capacities at the request of the Registrant who shall have acted in good faith in the reasonable belief that his action was in the best interests of such other organization to be deemed as having acted in such manner with respect to the Registrant) or, to the extent that such matter relates to service with respect to any employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan; provided, however that as to any matter disposed of by a compromise payment by such director or officer, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless such compromise shall be approved as in the best interests of the Registrant, after notice that it involves such indemnification (a) by a disinterested majority of the directors then in office; or (b) by a majority of the disinterested directors then in office, provided that there has been obtained an opinion in writing of independent legal counsel to the effect that such director or officer appears to have acted in good faith in the reasonable belief that his action was in the best interests of the Registrant; or (c) by the holders of a majority of the outstanding stock at the time entitled to vote for directors, voting as a single class, exclusive of any stock owned by any interested director or officer. Expenses, including counsel fees, reasonably incurred by any director or officer in connection with the defense or disposition of any such action, suit or other proceeding may be paid from time to time by the Registrant in advance of the final disposition thereof upon receipt of an undertaking by such director or officer to repay the amounts so paid to the Registrant if it is ultimately determined that indemnification for such expenses is not authorized under such Section 9. The right of indemnification provided by such Section 9 is not to be exclusive of or affect any rights to which any director or officer may be entitled. As used in such Section 9, the terms "director" and "officer" include their respective heirs, executors and administrators, and an "interested" director or officer is one against whom in such capacity the proceedings in question or another proceeding on the same or similar grounds is then pending. Nothing contained in such Section 9 shall affect any rights to indemnification to which corporate personnel other than directors and officers may be entitled by contract or otherwise under law.

ITEM 16. EXHIBITS

  3.1 Articles of Organization, as amended. Incorporated by reference from Registration Statement on Form S-1 of the Registrant filed February 28,
      1986, as amended (File No. 33-3636), from Registration Statement on Form
      S-1 of the Registrant, as amended (File No. 33-17218), from the Registrant's Annual Report on Form 10-K for the fiscal year ended January
      2, 1993 (File No. 0-14367), from the Registration Statement on Form S-1 of the Registrant as amended (File No. 33-67224), from the Registrant's
      Report on Form 8-K dated November 19, 1993 and from the Registrant's
      Report on Form 8-K filed May 26, 1995.
  3.2 Bylaws, as amended. Incorporated by reference from the Registrant's
      Quarterly Report on Form 10-Q filed August 11, 1995.
  4.1 Indenture between the Registrant and the Trustee (including form of Note)
  4.2 Registration Rights Agreement dated as of March 11, 1997 between the
      Registrant and Smith Barney Inc., Alex. Brown & Sons Incorporated and
      Morgan Stanley & Co. Incorporated
  5.1 Opinion of Ropes & Gray
 12.1 Calculation of Ratio of Earnings to Fixed Charges
 23.1 Consent of Coopers & Lybrand L.L.P.
 23.2 Consent of Counsel (included in Exhibit 5.1)
 24.1 Powers of Attorney (included on signature pages of this Registration
      Statement)
 25.1 Statement of Eligibility of Trustee (Form T-1)

ITEM 17. UNDERTAKINGS

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the question has already been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3, AND HAS DULY CAUSED THIS REGISTRATION STATEMENT ON FORM S-3 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN THE TOWN OF HOPKINTON, COMMONWEALTH OF MASSACHUSETTS, ON APRIL 9, 1997.

                                          EMC Corporation


                                          By:    /s/ Richard J. Egan
                                              ---------------------------------
                                            NAME: RICHARD J. EGAN
                                            TITLE: CHAIRMAN OF THE BOARD AND
                                            DIRECTOR

                               POWER OF ATTORNEY

  We, the undersigned officers and directors of EMC Corporation, hereby severally constitute Richard J. Egan, Colin G. Patteson, William J. Teuber, Jr., Paul T. Dacier and David B. Walek, and each of them singly, our true and lawful attorneys with full power for them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement filed herewith and any and all amendments to said registration statement (including pre-effective and post-effective amendments), and generally to do all such things in our name and behalf in our capacities as officers and directors to enable EMC Corporation to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

  Witness our hands and common seal on the dates set forth below.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT ON FORM S-3 HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                        TITLE                 DATE

         /s/ Richard J. Egan           Chairman of the          April 9, 1997
-------------------------------------   Board and Director
           RICHARD J. EGAN              (Principal
                                        Executive Officer)

      /s/ Michael C. Ruettgers         President and Chief      April 9, 1997
-------------------------------------   Executive Officer
        MICHAEL C. RUETTGERS            and Director

        /s/ Colin G. Patteson          Senior Vice              April 9, 1997
-------------------------------------   President, Chief
          COLIN G. PATTESON             Administrative
                                        Officer and
                                        Treasurer
                                        (Principal
                                        Financial Officer)

              SIGNATURE                         TITLE                DATE

     /s/ William J. Teuber, Jr.         Vice President and      April 9, 1997
-------------------------------------    Chief Financial
       WILLIAM J. TEUBER, JR.            Officer (Principal
                                         Accounting Officer)

        /s/ Michael J. Cronin           Director                April 9, 1997
-------------------------------------
          MICHAEL J. CRONIN

                                        Director                April  , 1997
-------------------------------------
         JOHN F. CUNNINGHAM

          /s/ John R. Egan              Director                April 9, 1997
-------------------------------------
            JOHN R. EGAN

         /s/ Maureen E. Egan            Director                April 9, 1997
-------------------------------------
           MAUREEN E. EGAN

       /s/ W. Paul Fitzgerald           Director                April 9, 1997
-------------------------------------
         W. PAUL FITZGERALD

        /s/ Joseph F. Oliveri           Director                April 9, 1997
-------------------------------------
          JOSEPH F. OLIVERI